Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports Third Quarter 2025 Results and Provides Corporate Update

Raises Full-year 2025 Total Revenues Guidance at the Midpoint; Reaffirms VOXZOGO Full-year Outlook
2025 Year-to-date Total Revenues Increased 11% Y/Y Led by More Than 20% Revenue Growth for PALYNZIQ and VOXZOGO
BioMarin Focuses Commercial Portfolio; Pursuing Options to Divest ROCTAVIAN
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., October 27, 2025 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the third quarter ended September 30, 2025.
“We are pleased with the contributions from our Enzyme Therapies and Skeletal Conditions business units to date this year driven by more than 20% revenue growth from PALYNZIQ and VOXZOGO,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. Our strategic investments in these focused business units are generating strong results, and we anticipate sustained financial performance from each of them. Both Enzyme Therapies and Skeletal Conditions remain central to our growth strategy, in addition to new business development opportunities and our advancing internal pipeline. As we focus on the business units aligned with our strategic priorities, today we are announcing the decision to pursue options to divest ROCTAVIAN and remove it from our portfolio. We continue to believe ROCTAVIAN has an important role to play in the treatment of hemophilia A and are therefore evaluating out-licensing options for this innovative gene therapy. This decision is consistent with BioMarin’s portfolio strategy and offers the most promising opportunity for ensuring continued patient access to ROCTAVIAN.

Mr. Hardy concluded, “Looking ahead, we will rely on our disciplined strategic focus and proven capabilities to develop and commercialize innovative therapies that generate sustainable value for patients, employees, and shareholders."

Third Quarter 2025 Financial Highlights
•Total Revenues for the third quarter of 2025 were $776 million, an increase of 4% compared to the same period in 2024, driven by strong revenue growth in VOXZOGO® and PALYNZIQ® attributable to new patients initiating therapy across all regions. These increases were partially offset by lower sales volume for ALDURAZYME® due to timing of order fulfillment to Sanofi and NAGLAZYME® due to timing of large government orders in Latin America.

•GAAP Net Loss increased to $31 million for the third quarter of 2025 compared to GAAP Net Income of $106 million for the same period in 2024. The increase in GAAP Net Loss was primarily due to the In-Process Research & Development (IPR&D) charge of $221 million recorded in connection with the acquisition of Inozyme Pharma, Inc. (Inozyme). This increase in GAAP Net Loss was partially offset by improved gross profit as a result of revenue growth mentioned above, lower Cost of Sales from favorable product mix during the quarter, and lower provision for income taxes.

•Non-GAAP Income for the third quarter of 2025 decreased to $22 million compared to $178 million for the same period in 2024. The decrease in Non-GAAP Income was primarily due to the factors noted above.
Third Quarter 2025 Business Highlights
Innovation
•Skeletal Conditions: At the American Society for Bone and Mineral Research (ASBMR) Annual Meeting, investigators shared new data demonstrating improved spinal morphology – one of the factors that contributes to spinal stenosis, a leading cause of morbidity in achondroplasia – following treatment with VOXZOGO in children ages 5 and under (see PR here). VOXZOGO is the only approved therapy with data showing a positive impact on spinal morphology, and these findings add to the extensive body of evidence supporting VOXZOGO’s health benefits beyond improving growth.

•As a follow-up to the encouraging PK data announced last quarter for BMN 333, BioMarin’s long-acting C-type natriuretic peptide, the company plans to initiate dosing of children with achondroplasia in its registration-enabling Phase 2/3 study in the first half of 2026.

•VOXZOGO pivotal data for the treatment of hypochondroplasia is expected in the first half of 2026, followed by potential launch in 2027, should data be supportive. Hypochondroplasia can be associated with significant co-morbidities, including respiratory, orthopedic, mental health, and ear nose and throat complications, representing high unmet medical need for this skeletal condition with no approved therapies.

•Four new VOXZOGO indications are under development as part of BioMarin’s CANOPY clinical program, with a focus on the most severely impacted sub-set of children. These conditions include idiopathic short stature, Noonan syndrome, Turner syndrome, and SHOX deficiency, and are currently enrolling patients, with potential registration-enabling studies in 2027.

•Enzyme Therapies: Based on new data from the PALYNZIQ Phase 3 PEGASUS study in 12- to 17-year-olds demonstrating statistically significant blood phenylalanine (Phe) lowering compared to diet alone, the company is pursuing approvals in this age group in the United States and Europe, with potential approval in 2026.

•With BMN 401, a potential first-in-disease treatment for ENPP1 deficiency, initial pivotal data readout for the ENERGY 3 study in children ages 1–12 years is anticipated in the first half of 2026, with potential launch in 2027.

•Other Clinical Updates: For BMN 351, BioMarin’s next generation oligonucleotide for Duchenne muscular dystrophy, the company expects to share a clinical update for the 6 mg/kg and 9 mg/kg cohorts by year-end.

Growth

•As of the end of the quarter, children with achondroplasia in 55 countries around the world were being treated with VOXZOGO, tracking to the company’s plan to open access in more than 60 countries by 2027. Year-to-date VOXZOGO revenue increased 24% Y/Y, with Q4’25 VOXZOGO revenue expected to reach its highest level of the year. BioMarin reaffirmed full-year 2025 VOXZOGO revenue outlook of between $900 million and $935 million.

•Representing approximately 75% of total VOXZOGO revenue, markets outside of the U.S. (OUS) benefited from BioMarin’s established global footprint to drive VOXZOGO uptake across key large markets during the quarter.

•Initiatives implemented to expand treatment with VOXZOGO in the U.S. resulted in new patient starts across all ages in the third quarter, with the majority from children under 2 years of age. Due to the geographical dispersion and management across a range of specialties for older children in the U.S, the company has implemented initiatives to address slowing uptake in that demographic.

•PALYNZIQ marked its third consecutive quarter of 20%+ Y/Y growth. PALYNZIQ strength continued to be driven by greater numbers of patients titrating to daily maintenance dose and strong adherence. Total Enzyme

Therapies revenue grew 8% Y/Y, year-to-date, reflecting high penetration rates and strong adherence to these treatments.

•Today, the company announced its plan to pursue options to divest ROCTAVIAN, including exploring out-licensing opportunities. BioMarin plans to continue to make ROCTAVIAN commercially available in the U.S., Italy and Germany until next steps are finalized. The company will continue to provide support and monitoring for people treated with ROCTAVIAN.

Value Commitment

•Acquired IPR&D charges in Q3 from BioMarin’s acquisition of Inozyme resulted in Y/Y increases in GAAP and Non-GAAP R&D expenses. Q3 GAAP and Non-GAAP SG&A expenses increased Y/Y due to investment in business unit expansion initiatives. Year-to-date GAAP Diluted EPS and Non-GAAP Diluted EPS increased Y/Y, driven by underlying strong revenue performance and operational efficiencies.

•The company generated operating cash flows totaling $369 million in third quarter 2025 and generated $728 million in year-to-date operating cash flows. Total cash and investments at the end of the third quarter were approximately $2.0 billion, and increasing operating cash flow is expected to continue, supporting BioMarin’s priority of investment in innovation and future growth.

•Today, BioMarin increased total revenue guidance, at the midpoint, reflecting strong demand for its therapies through 2025. Revised Non-GAAP Operating Margin and Non-GAAP Diluted EPS guidance include the impact of Q3 acquired IPR&D expenses, partially offset by underlying strong topline performance and operational execution throughout the year.

Refer to the 2025 Full-Year Financial Guidance on page 4 of this press release.
Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change

Total Revenues	$776	$746	4%	$2,347	$2,107	11%

Net Product Revenues by Product:
VOXZOGO	$218	$190	15%	$654	$527	24%

Enzyme Therapies:
VIMIZIM	$183	$178	3%	$587	$549	7%
NAGLAZYME	122	132	(8)%	365	370	(1)%
PALYNZIQ	109	91	20%	308	255	21%
ALDURAZYME	54	71	(24)%	159	145	10%
BRINEURA	48	37	30%	137	121	13%
Total Enzyme Therapies Revenue	$516	$509	1%	$1,556	$1,440	8%

KUVAN	$24	$28	(14)%	$76	$93	(18)%
ROCTAVIAN®	$3	$7	(57)%	$23	$16	44%

GAAP Net Income (Loss)(1)	$(31)	$106	(129)%	$395	$302	31%
Non-GAAP Income (1)(2)	$22	$178	(88)%	$525	$506	4%
GAAP Operating Margin % (1)(3)	(6.0)%	15.3%		19.4%	15.3%
Non-GAAP Operating Margin % (1)(2)	2.8%	27.7%		26.3%	27.7%
GAAP Diluted Earnings (Loss) per Share (EPS)(1)	$(0.16)	$0.55	(129)%	$2.04	$1.56	31%
Non-GAAP Diluted EPS (1)(2)	$0.12	$0.91	(87)%	$2.69	$2.60	3%

	September 30, 2025	December 31, 2024
Total cash, cash equivalents & investments	$1,991	$1,659

(1)    Includes acquired IPR&D charges of $221 million on a pre-tax basis or approximately $1.10 on a per share basis related to acquisition of Inozyme.
(2)     Refer to Non-GAAP Information beginning on page 9 of this press release for definitions of Non-GAAP Income, Non-GAAP Operating Margin percentage and Non-GAAP Diluted EPS along with the related reconciliations to the comparable information reported under U.S. GAAP.
(3)     GAAP Operating Margin percentage is defined by the company as GAAP Income (Loss) from Operations divided by Total Revenues.

Forward-Looking Non-GAAP Financial Information
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from its strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

2025 Full-Year Financial Guidance (in millions, except % and EPS amounts)

Item	Provided on August 4, 2025			Updated October 27, 2025
Total Revenues (1)	$3,125	to	$3,200	$3,150	to	$3,200
Non-GAAP Operating Margin % (2)(3)	33%	to	34%	26%	to	27%
Non-GAAP Diluted EPS (2)(3)(4)	$4.40	to	$4.55	$3.50	to	$3.60
(1)    VOXZOGO contribution to full-year 2025 Total Revenues expected to be in the range of $900 million to $935 million.
(2)    Refer to Non-GAAP Information beginning on page 9 of this press release for definitions of Non-GAAP Operating Margin and Non-GAAP Diluted EPS.
(3)     Guidance updated October 27, 2025 includes acquired IPR&D charges through Q3 2025 of $221 million on a pre-tax basis, resulting in an approximate impact of 7% on Non-GAAP Operating Margin, or $1.10 on a per share basis.
(4)    Non-GAAP Diluted EPS guidance assumes approximately 200 million Weighted-Average Diluted Shares Outstanding.

BioMarin will host a conference call and webcast to discuss third quarter 2025 financial results today, Monday, October 27, 2025, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 800-715-9871	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-307-1963	Replay International Dial-in Number: 609-800-9909
Conference ID: 4998437	Conference ID: 4998437
About BioMarin
BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients. To learn more, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Total Revenues, Non-GAAP Operating Margin percentage, Non-GAAP Diluted EPS and Operating Cash Flow for, in certain instances, the full-year 2025 and future periods, and the underlying drivers of those results, such as the revenue opportunity represented by treatments for Skeletal Conditions, namely VOXZOGO and VOXZOGO’s expected fourth quarter 2025 performance and contribution to full-year 2025 Total Revenues, the expected demand and continued growth of BioMarin’s Enzyme Therapies portfolio, and the anticipated benefits of BioMarin’s acquisition of Inozyme Pharma, Inc.; the timing of orders for commercial products; BioMarin’s ability to meet product demand; plans and expectations regarding the development, commercialization and commercial prospects of BioMarin’s product candidates and commercial products, including the prospects and timing of actions relating to clinical studies and trials and product approvals, such as study initiations, data readouts, submissions, filings, and approvals; plans regarding ROCTAVIAN, including plans to pursue options to divest ROCTAVIAN, including exploring out-licensing opportunities; expectations for BMN 333’s efficacy compared to VOXZOGO’s and ability to set a new standard of treatment for achondroplasia; plans to expand VOXZOGO in more than 60 countries by 2027; the expected benefits and availability of BioMarin’s commercial products and product candidates; and potential growth opportunities and trends, including the assumptions and expectations regarding total addressable patient population (TAPP) with respect to the conditions targeted by BioMarin’s product candidates and commercial products.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; impacts of macroeconomic and other external factors on BioMarin’s operations, regulatory uncertainty, the impact of new or increased tariffs, other trade protection measures, and escalating trade tensions; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Medicines Agency, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, ROCTAVIAN®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2025 and 2024
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

REVENUES:
Net product revenues	$760,812	$733,867	$2,308,438	$2,073,811
Royalty and other revenues	15,321	11,873	38,250	32,791
Total revenues	776,133	745,740	2,346,688	2,106,602
OPERATING EXPENSES:
Cost of sales	140,085	188,457	441,733	444,096
Research and development	409,478	184,901	729,517	573,675
Selling, general and administrative	268,415	253,480	706,810	742,418
Intangible asset amortization	4,847	5,009	14,540	33,606
Gain on sale of nonfinancial assets	—	—	—	(10,000)
Total operating expenses	822,825	631,847	1,892,600	1,783,795
INCOME (LOSS) FROM OPERATIONS	(46,692)	113,893	454,088	322,807

Interest income	17,854	18,053	55,694	57,203
Interest expense	(2,579)	(2,968)	(8,121)	(10,089)
Other income, net	5,093	5,463	7,972	2,203
INCOME (LOSS) BEFORE INCOME TAXES	(26,324)	134,441	509,633	372,124
Provision for income taxes	4,420	28,361	114,159	70,208
NET INCOME (LOSS)	$(30,744)	$106,080	$395,474	$301,916
EARNINGS (LOSS) PER SHARE, BASIC	$(0.16)	$0.56	$2.06	$1.59
EARNINGS (LOSS) PER SHARE, DILUTED	$(0.16)	$0.55	$2.04	$1.56
Weighted average common shares outstanding, basic	192,032	190,429	191,639	189,806
Weighted average common shares outstanding, diluted	192,032	197,147	196,893	196,683

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2025 and December 31, 2024
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024 ⁽¹⁾
ASSETS
Current assets:
Cash and cash equivalents	$1,250,108	$942,842
Short-term investments	227,731	194,864
Accounts receivable, net	790,266	660,535
Inventory	1,382,173	1,232,653
Other current assets	204,265	201,533
Total current assets	3,854,543	3,232,427
Noncurrent assets:
Long-term investments	512,937	521,238
Property, plant and equipment, net	1,038,187	1,043,041
Intangible assets, net	233,112	255,278
Goodwill	196,199	196,199
Deferred tax assets	1,509,109	1,489,366
Other assets	270,781	251,391
Total assets	$7,614,868	$6,988,940
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$798,438	$606,988
Total current liabilities	798,438	606,988
Noncurrent liabilities:
Long-term convertible debt, net	596,663	595,138
Other long-term liabilities	163,056	128,824
Total liabilities	1,558,157	1,330,950
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 192,098,751 and 190,761,349 shares issued and outstanding, respectively	192	191
Additional paid-in capital	5,900,968	5,802,068
Company common stock held by the Nonqualified Deferred Compensation Plan	(11,291)	(11,227)
Accumulated other comprehensive income (loss)	(33,937)	61,653
Retained earnings (accumulated deficit)	200,779	(194,695)
Total stockholders’ equity	6,056,711	5,657,990
Total liabilities and stockholders’ equity	$7,614,868	$6,988,940

(1)    December 31, 2024 balances were derived from the audited Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 24, 2025.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2025 and 2024
(In thousands of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$395,474	$301,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,119	72,819
Non-cash interest expense	1,969	2,699
Accretion of discount on investments	(3,695)	(6,619)
Stock-based compensation	134,496	149,652
Gain on sale of nonfinancial assets	—	(10,000)
Impairment of assets and other noncash adjustments	2,967	19,889
Deferred income taxes	48,125	13,709
Unrealized foreign exchange gain	244	(22,352)
Acquired in-process research & development expense	220,963	—
Other	(1,704)	(1,254)
Changes in operating assets and liabilities:
Accounts receivable, net	(107,378)	(130,456)
Inventory	(98,796)	(29,259)
Other current assets	(32,125)	(19,939)
Other assets	(32,679)	(31,839)
Accounts payable and accrued liabilities	119,478	68,019
Other long-term liabilities	21,892	10,229
Net cash provided by operating activities	728,350	387,214
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(62,316)	(65,894)
Maturities and sales of investments	294,547	478,436
Purchases of investments	(313,262)	(352,371)
Proceeds from sale of nonfinancial assets	—	10,000
Purchase of intangible assets	(5,569)	(11,225)
Acquisition, net of cash acquired	(285,193)	—
Other	—	1,141
Net cash provided by (used in) investing activities	(371,793)	60,087
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	7,714	41,415
Taxes paid related to net share settlement of equity awards	(53,265)	(72,651)
Repayments of convertible debt	—	(494,987)
Other	—	(3,083)
Net cash used in financing activities	(45,551)	(529,306)
Effect of exchange rate changes on cash	(3,740)	2,326
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	307,266	(79,679)
Cash and cash equivalents:
Beginning of period	$942,842	$755,127
End of period	$1,250,108	$675,448

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP R&D expenses and Non-GAAP SG&A expenses are defined by the company as GAAP R&D expenses and GAAP SG&A expenses, respectively, excluding stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans and convertible debt in periods when they are dilutive under Non-GAAP.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure. Because these Non-GAAP metrics are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Information to Non-GAAP Information (1)
(In millions of U.S. dollars, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

GAAP Reported Net Income (Loss)	$(31)	$106	$395	$302
Adjustments
Stock-based compensation expense - COS	4	5	11	12
Stock-based compensation expense - R&D	15	11	41	45
Stock-based compensation expense - SG&A	30	27	83	93
Amortization of intangible assets	5	5	15	34
Acquisition-related costs (2)	15	—	15	—
Gain on sale of nonfinancial assets (3)	—	—	—	(10)
Severance and restructuring costs (4)	—	44	—	86
Loss on investments (5)	—	—	3	5
Income tax effect of adjustments	(16)	(20)	(38)	(61)
Non-GAAP Income	$22	$178	$525	$506

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
	R&D	SG&A	R&D	SG&A	R&D	SG&A	R&D	SG&A

GAAP expenses	$409	$268	$185	$253	$730	$707	$574	$742
Adjustments
Stock-based compensation expense	(15)	(30)	(11)	(27)	(41)	(83)	(45)	(93)
Acquisition-related costs (2)	—	(15)	—	—	—	(15)	—	—
Severance and restructuring costs (4)	—	—	—	(45)	—	—	—	(87)
Non-GAAP expenses	$395	$223	$173	$182	$689	$609	$529	$563

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	Percent of GAAP Total Revenue	2024	Percent of GAAP Total Revenue	2025	Percent of GAAP Total Revenue	2024	Percent of GAAP Total Revenue

GAAP Income from Operations	$(47)	(6.0)%	$114	15.3%	$454	19.4%	$323	15.3%
Adjustments
Stock-based compensation expense	49	6.3	43	5.7	135	5.8	150	7.2
Amortization of intangible assets	5	0.6	5	0.7	15	0.6	34	1.6
Acquisition-related costs (2)	15	1.9	—	—%	15	0.6	—	—
Gain on sale of nonfinancial assets (3)	—	—	—	—%	—	—	(10)	(0.5)
Severance and restructuring costs (4)	—	—	45	6.0%	—	—	87	4.1
Non-GAAP Income from Operations	$22	2.8%	$207	27.7%	$618	26.3%	$583	27.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

GAAP Diluted EPS	$(0.16)	$0.55	$2.04	$1.56
Adjustments
Stock-based compensation expense	$0.25	$0.22	$0.69	$0.76
Amortization of intangible assets	$0.03	$0.03	$0.08	$0.17
Acquisition-related costs (2)	$0.08	$—	$0.08	$—
Gain on sale of nonfinancial assets (3)	$—	$—	$—	$(0.05)
Severance and restructuring costs (4)	$—	$0.22	$—	$0.44
Loss on investments (5)	$—	$—	$0.02	$0.03
Income tax effect of adjustments	$(0.08)	$(0.11)	$(0.19)	$(0.31)
Non-GAAP Diluted EPS	$0.12	$0.91	$2.69	$2.60

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     These amounts were included in SG&A and represent severance costs incurred in the acquisition of Inozyme in July 2025.
(3)    Represents a payment triggered by a third party's attainment of a regulatory approval milestone related to previously sold intangible assets.
(4)    These amounts were included in SG&A and represent severance and restructuring costs related to the Company's 2024 corporate initiatives and the associated organizational redesign efforts.
(5)    Represents impairment loss on non-marketable equity securities recorded in Other income (expense), net.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

GAAP Weighted-Average Diluted Shares Outstanding	192.0	197.1	196.9	196.7
Adjustments
Common stock issuable under the company's equity plans (1)	0.8	—	—	—
Non-GAAP Weighted-Average Diluted Shares Outstanding	192.8	197.1	196.9	196.7
(1)    Common stock issuable under the company’s equity plans were excluded from the computation of GAAP Weighted-Average Diluted Shares Outstanding when they were anti-dilutive.